EXHIBIT 99.1

Golden Matrix Group Inc. Announces Closing of

$3.5 Million Registered Direct Offering

Las Vegas, NV / October 27, 2021 – Golden Matrix Group Inc. (OCTQX:GMGI) (the “Company”), a developer and licensor of online gaming platforms, systems and gaming content, today announced the closing of its previously announced registered direct offering with certain institutional investors, pursuant to which the Company sold approximately $3.5 million worth of its common stock and warrants.

Under the terms of the securities purchase agreement, the Company sold 496,429 shares of its common stock and warrants to purchase 496,429 shares of common stock. The warrants are exercisable immediately and have an exercise price of $8.63 per share. The warrants will expire three years from the date of issuance. The purchase price for one share of common stock and one corresponding warrant was $7.00. The gross proceeds to the Company from the registered direct offering are estimated to be approximately $3.5 million before deducting the placement agent’s fees and other estimated offering expenses.

The Company currently intends to use the net proceeds from the offering for general corporate purposes and working capital. The Company may also use all or a portion of the net proceeds from the offering to fund possible investments in, or acquisitions of, complementary businesses or assets, but the Company currently has no agreements or commitments with respect to any investment or acquisition.

EF Hutton, division of Benchmark Investments, LLC, acted as exclusive placement agent for the offering.

The securities described above were offered and sold pursuant to an effective “shelf” registration statement on Form S-3 (File No. 333-260044) filed with the Securities and Exchange Commission (the “SEC”) on October 5, 2021 and declared effective on October 15, 2021. The registered direct offering of the securities was made by means of a prospectus supplement that forms a part of the effective registration statement. The final prospectus supplement and accompanying base prospectus relating to the securities being offered in the registered direct offering were filed with the SEC on October 27, 2021.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Copies of the prospectus supplement relating to this registered direct offering, together with the accompanying prospectus, can be obtained at the SEC’s website at www.sec.gov or from EF Hutton, division of Benchmark Investments, LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@efhuttongroup.com or telephone at (212) 404-7002. Interested parties should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that the Company has filed/will file with the SEC that are incorporated by reference in such prospectus supplement and the accompanying prospectus, which provide more information about the Company and the offering.

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About Golden Matrix Group Inc.

Golden Matrix Group, based in Las Vegas NV, is an established gaming technology company that develops and owns online gaming IP and builds configurable and scalable white-label gaming platforms for its international customers, currently located primarily in the Asia Pacific region. The gaming IP includes tools for marketing, acquisition, retention and monetization of users. The Company’s platform can be accessed through both desktop and mobile applications. Our sophisticated software automatically declines any gaming or redemption requests from within the United States, in strict compliance with current US law.

Forward-Looking Statements

Certain statements made in this press release contain forward-looking information within the meaning of applicable securities laws (“forward-looking statements”). These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified using statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “forecast,” “likely,” “will,” “target” or similar words or phrases. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control which could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, but not limited to, the impact of the COVID-19 pandemic on the Company; the need for additional financing, the terms of such financing and the availability of such financing; the Company’s ability to complete acquisitions on favorable terms, if at all; the ability of the Company to manage growth; disruptions caused by acquisitions; the Company’s reliance on its management; the fact that the Company’s chief executive officer has voting control over the Company; related party relationships; the potential effect of economic downturns and market conditions on the Company’s operations and prospects; the Company’s ability to protect proprietary information; the ability of the Company to compete in its market; the Company’s lack of effective internal controls; dilution caused by efforts to obtain additional financing; the effect of future regulation, the Company’s ability to comply with regulations and potential penalties in the event it fails to comply with such regulations; the risks associated with gaming fraud, user cheating and cyber-attacks; risks associated with systems failures and failures of technology and infrastructure on which the Company’s programs rely; foreign exchange and currency risks; the outcome of contingencies, including legal proceedings in the normal course of business; the ability to compete against existing and new competitors; the ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products, among others. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether because of new information, future events or otherwise, made in this release or in any of its Securities and Exchange Commission (SEC) filings, whether as a result of new information, future events or otherwise that occur after that date, except as otherwise provided by law. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s periodic and current filings with the SEC, including the Form 10-Qs and Form 10-Ks, filed with the SEC and available at www.sec.gov.

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Golden Matrix Group

Contact: Scott Yan

info@goldenmatrix.com

www.goldenmatrix.com

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